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                                                                      Exhibit 21


EXHIBIT 21 SUBSIDIARIES

The Company has the following subsidiaries, all of which are 100% owned by the
Company:

The Duck Corporation, a Delaware corporation Quickband, Inc., a Delaware corporation MetaVisual Creations Limited, a corporation formed under the laws of England Celebrity Interviews, Inc., a Delaware corporation Eight Cylinder Studios, Inc., a Delaware corporation 8CS Acquisition Corp., a Delaware corporation Quickband Networks, Inc., a California corporation